Exhibit 99.1

The Buckle, Inc.

2407 W. 24th St. Kearney, NE 68845

P.O. Box 1480 Kearney, NE 68848-1480

phone: 308-236-8491

fax: 308-236-4493

For Immediate Release: December 9, 2025	web: www.buckle.com

Contact:	Thomas B. Heacock, Chief Financial Officer
The Buckle, Inc.
(308) 236-8491

THE BUCKLE, INC. ANNOUNCES A $3.00 PER SHARE SPECIAL CASH DIVIDEND, A $0.35 PER SHARE QUARTERLY DIVIDEND, AND THE APPOINTMENT OF ASHLEY L. ANDREAS AS VICE PRESIDENT OF HUMAN RESOURCES

KEARNEY, NE -- (BUSINESS WIRE) -- The Buckle, Inc. (NYSE: BKE) announced that at its quarterly meeting of the Board of Directors, held on December 8, 2025, the Board authorized a $3.00 per share special cash dividend to be paid to shareholders of record at the close of business on January 15, 2026. The Board also authorized a $0.35 per share quarterly dividend to be paid to shareholders of record at the close of business on January 15, 2026. Both the $3.00 per share special cash dividend and the $0.35 per share quarterly dividend ($3.35 per share in total) are payable on January 29, 2026 and will be paid together.

The Company also announced that Ashley L. Andreas has been appointed to the position of Vice President of Human Resources. Ms. Andreas was hired by Buckle as Vice President of Human Resources in August 2025 and brings to Buckle extensive retail and human resource expertise from a variety of roles as she advanced through her career, including significant experience at Cabela’s and later Bass Pro Shops. Dennis H. Nelson, President and Chief Executive Officer, commented, “I am excited to welcome Ashley to the team and for the leadership and strategic guidance she will provide working alongside our talented teams as we continue to elevate the teammate experience for our 8,000+ teammates across the United States."

About Buckle

Buckle is a specialty retailer focused on delivering exceptional service and style through unforgettable experiences. Offering a curated mix of high-quality, on-trend apparel, accessories, and footwear, Buckle is for those living the styled life. Known as a denim destination, each store carries a wide selection of fits, styles, and finishes from leading denim brands, including the Company’s exclusive brand, BKE. Headquartered in Kearney, Nebraska, Buckle currently operates 444 retail stores in 42 states.

SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995: All forward-looking statements made by the Company involve material risks and uncertainties and are subject to change based on factors which may be beyond the Company's control. Accordingly, the Company’s future performance and financial results may differ materially from those expressed or implied in any such forward-looking statements. Such factors include, but are not limited to, those described in the Company’s filings with the Securities and Exchange Commission. The Company does not undertake to publicly update or revise any forward-looking statements even if experience or future changes make it clear that any projected results expressed or implied therein will not be realized.

News releases and other information on The Buckle, Inc.
can be accessed at www.buckle.com
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